Exhibit 5.1

Attorneys at Law

641 Lexington Avenue | 14th Floor

New York, New York 10022

Dial: 212.335.0466

Fax: 917.688.4092

info@foleyshechter.com

www.foleyshechter.com

April 29, 2026

LiveOne, Inc.

269 S. Beverly Dr., Suite 1450

Beverly Hills, CA 90212

Re:	LiveOne, Inc.’s Amendment No. 2 to Registration Statement on Form S-3 (File No. 333-288779)

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3, as amended (File No. 333-288779) (the “Registration Statement”) filed by LiveOne, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 415 under the Securities Act, with respect to the resale by certain of the Company’s securityholders (the “Selling Stockholders”), as set forth in the Registration Statement, of up to 798,810 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “common stock”), issuable upon conversion of the Company’s 11.75% Original Issue Discount Senior Secured Convertible Debentures (the “Debentures”) that the Company issued to the Selling Stockholders pursuant to the Securities Purchase Agreement entered into by the Company with the Selling Stockholders on May 19, 2025 (the “Purchase Agreement”). This opinion is being rendered in connection with the filing of the Registration Statement with the SEC.

In connection with this opinion, we have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced, certified or photostatic copies and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certificates from, and certain representations of certain officers and employees of, the Company. For purposes of the opinion set forth below, we have assumed that before the Shares are issued the Company does not issue shares of common stock or reduce the total number of shares of common stock the Company is authorized to issue under its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), such that the number of unissued shares of common stock authorized under the Certificate of Incorporation is less than the number of Shares. With respect to the Shares, we express no opinion to the extent that future issuances of securities of the Company, adjustments to outstanding securities of the Company or other matters cause the number of shares of common stock underlying the Debentures to be greater than the number of shares of common stock available for issuance by the Company. Further, we have assumed that the conversion price of the Debentures will not be adjusted to an amount below the par value per share of the common stock.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that (i) the Debentures are valid and binding obligations of the Company enforceable against the Company in accordance with its terms, and (ii) the Shares have been duly authorized by the Company and when issued in accordance with the terms of the Debentures, will be validly issued, fully paid and nonassessable.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware and the laws of the State of New York (the “Covered Law”). The opinions set forth above are subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of, or contribution to, a party with respect to a liability where such indemnification or contribution is contrary to public policy; (iv) we express no opinion concerning the enforceability of any waiver of rights or defenses with respect to stay, extension or usury laws; and (v) we express no opinion with respect to whether acceleration of any Debentures may affect the ability to collect any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon. We do not express any opinion with respect to the law of any jurisdiction other than Covered Law or as to the effect of any such non-Covered Law on the opinions herein.

Without limiting the generality of the foregoing, we express no opinion with respect to (i) the qualification of the shares under the securities or blue sky laws of any state or any foreign jurisdiction or (ii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule, or regulation relating to securities, or to the sale or issuance thereof.

In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the Covered Law. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. It is understood that this opinion is to be used only in connection with the offer, sale, and issuance of the Securities while the Registration Statement is in effect.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is expressed as of the date hereof unless otherwise expressly stated and is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Foley Shechter Ablovatskiy LLP